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                                                      OMB APPROVAL
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------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  September 30, 1998
------                                          Estimated average burden
                                               hours per response .... 1.0
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/ / CHECK BOX IF NO           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, DC 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)         Exchange Act of 1934, Section 17(a) of the Public
/ / FORM 3 HOLDINGS          Utility Holding Company Act of 1935 or Section
    REPORTED                 30(f) of the Investment Company Act  of 1940
/ / FORM 4
    TRANSACTIONS
    REPORTED

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 1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
  Moorin            Jay                          Magainin Pharmaceuticals Inc. - MAGN         Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)   3. IRS or Social Security  4. Statement for      ----              ---
  c/o Magainin Pharmaceuticals Inc.              Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  5110 Campus Drive                               Person (Voluntary)         12/97             ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                                       Chairman, President and Chief
                                                                                                        Executive Officer
                                                                         5. If Amendment,    7. Individual or Joint/Group Reporting
                                                                            Date of Original          (Check applicable line)
                                                                            (Month/Year)         X  Form Filed by One Reporting
                                                                                                ----  Person
                                                                                                    Form Filed by More than One
  Plymouth Meeting,  PA             19462                                                       ----  Reporting Person*
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  (City)           (State)           (Zip)    TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                   Day/                                                  Fiscal Year         (D) or         cial
                                   Year)                ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                                        Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALL, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     (Month/    Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     Day/      (Instr. 8)   quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Year)                  Disposed of (D)  (Month/Day/                           Secur-
                             ative                               (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Option to buy                $7.380       7/9/97     A          70,000         7/9/98+  7/9/2007  Common  70,000        0
                                                                                                  Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (l)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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   70,000                  D
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Explanation of Responses:

 +Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was
  July 9, 1997
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.        /s/ Jay Moorin              2/11/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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